SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                    and 15(d) of the Securities Exchange Act
                                    of 1934.

                           Commission File No. 1-9646
                                              -------

                           ASR Investments Corporation
                           ---------------------------
             (Exact name of registrant as specified in its charter)

            335 N. Wilmot, Suite 250, Tucson, AZ 85711 (520)748-2111
            --------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
              (Titles of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]               Rule 12h-3(b)(1)(i)      [X]
Rule 12g-4(a)(1)(ii)    [ ]               Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)    [ ]               Rule 12h-3(b)(2)(ii)     [ ]
                                          Rule 15d-6               [ ]

               Approximate number of holders of record as of the
                        certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, ASR Investments Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 21, 1998                 ASR INVESTMENTS CORPORATION


                                      By:     s/ Katheryn E. Surface
                                          ------------------------------
                                      Name:  Katheryn E. Surface
                                      Title: Senior Vice President